Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Second Quarter 2014 Results and Announces Share Repurchase Program

ORLANDO, Fla., Aug. 13, 2014 — SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported financial results for the second quarter of 2014.

Release Overview

•	Attendance of 6.6 million, a 0.3% increase versus the second quarter of 2013

•	Revenue of $405.2 million versus $411.3 million in the second quarter of 2013

•	Adjusted EBITDA [1] of $126.1 million versus $127.0 million in the second quarter of 2013

•	Net income of $37.3 million versus a $15.9 million net loss in the second quarter of 2013

•	The Company’s Board of Directors authorized a $250 million share repurchase program effective January 1, 2015

•	Entered into a Letter of Intent with Village Roadshow Theme Parks, a division of Village Roadshow Limited, a leading international entertainment and media company, to co-develop theme parks in Pan-Asia, India and Russia

•	Discovery Cove was rated the number one amusement park in the world for the second consecutive year by TripAdvisor, the world’s largest travel website

“We were pleased to report attendance growth in the quarter despite a challenging industry and competitive environment and a tough comparison to the prior year quarter, which included the attendance benefit from opening our largest expansion ever at SeaWorld Orlando. The increase in attendance results from the shift in the timing of Easter and favorable weather, partially offset by lower attendance at our destination parks,” Jim Atchison, CEO and President of SeaWorld Entertainment, Inc. said. “In order to drive growth, we are undertaking a number of initiatives, including a detailed review of our Company-wide cost structure with the goal of driving significant cash cost savings in 2014 and 2015. Our intent is to re-invest these savings into additional new attractions at our destination parks and return capital to shareholders. We will announce more details on one of these ground-breaking investments in the coming days,” he said.

“Turning to our international efforts, we continue to make significant progress in our plans to expand our theme parks outside the U.S. We recently signed a Letter of Intent with Village Roadshow Theme Parks, a division of Village Roadshow Limited, a leading international entertainment and media company, to co-develop theme parks in Pan-Asia, India and Russia. This Letter of Intent, along with our previously announced Memorandum of Understanding with our partner in the Middle East, creates exciting opportunities to extend our brands beyond our domestic borders,” Atchison added.

Second Quarter 2014 Results

During the second quarter of 2014, the Company generated total revenue of $405.2 million, a decrease of $6.1 million, or 1%, compared to the same period in 2013. Adjusted EBITDA was $126.1 million, a decrease of $0.9 million, or 1%, compared to the second quarter of 2013. The Company reported net income of $37.3 million, or $0.43 per diluted share, and Adjusted Net Income of $37.4 million, or $0.43 per diluted share, for the second quarter of 2014. In the second quarter of 2013, the Company reported a net loss of $15.9 million, or $0.18 per diluted share, and Adjusted Net Income of $36.5 million, or $0.41 per diluted share. Cash flow from operating activities was $120.5 million in the second quarter of 2014 compared to $73.6 million in the second quarter of 2013.

[1]	This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definitions of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow and their reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

The decrease in total revenue in the second quarter of 2014 was driven by a 1.8% decline in total revenue per capita from $62.67 in the second quarter of 2013 to $61.54 in the second quarter of 2014, offset by a 0.3% improvement in attendance. Admission per capita, defined as admissions revenue divided by total attendance, decreased by 2.5% from $38.85 to $37.86 primarily as a result of an increase in promotional offerings and an unfavorable change in the park attendance mix. In-park per capita spending, calculated as food, merchandise and other revenue divided by total attendance, was essentially flat with a decline from $23.81 to $23.68.

Attendance for the quarter improved when compared to the second quarter of 2013, despite the comparable prior year quarter including the favorable attendance impact from the opening of Antarctica: Empire of the Penguin®, the Company’s largest expansion ever at its SeaWorld Orlando park. Overall attendance for the quarter improved due to a shift in the timing of Easter into the second quarter in 2014 along with favorable weather compared to the same quarter in 2013. This increase was offset by lower attendance at the Company’s destination parks due to a combination of factors, including a late start to summer for some schools in the Company’s key source markets, new attraction offerings at competitor destination parks, and a delay in the opening of one of the Company’s new attractions. In addition, the Company believes attendance in the quarter was impacted by demand pressures related to recent media attention surrounding proposed legislation in the state of California.

Year to Date Results

During the first half of 2014, the Company generated revenue of $617.4 million, a decrease of $32.5 million, or 5%, compared to the same period in 2013. Adjusted EBITDA was $111.0 million, a decrease of $27.0 million, or 20%, compared to Adjusted EBITDA of $138.1 million in the same period of 2013. The Company reported a net loss of $12.1 million, or a loss of $0.14 per diluted share, for the six months ended June 30, 2014. Adjusted Net Loss was $11.7 million, or a loss of $0.13 per diluted share. In the first half of 2013, the Company generated a net loss of $56.2 million, or a loss of $0.66 per diluted share, and Adjusted Net Loss was $2.7 million, or a loss of $0.03 per diluted share. Cash flow from operating activities was $133.5 million in the first half of 2014 compared to $97.7 million in the first half of 2013.

The decrease in revenue was driven by a 4.3% decline in attendance and a 0.7% decline in total revenue per capita from $64.59 in the first half of 2013 to $64.12 in the first half of 2014. Attendance for the first half of 2014 was largely impacted by a decrease at the Company’s destination parks primarily in the second quarter as discussed in the preceding section.

Admission per capita decreased slightly by 0.8% from $40.49 in the first half of 2013 to $40.15 in the first half of 2014. In-park per capita spending also decreased slightly to $23.97 in the first six months of 2014 from $24.10 in the first six months of 2013.

Share Repurchase Program

The Company also announced that its Board of Directors has authorized the repurchase of up to $250 million of its common stock beginning on January 1, 2015. Under the repurchase program, the Company is authorized to repurchase shares through open market purchases, privately-negotiated transactions or otherwise in accordance with applicable federal securities laws, including through Rule 10b5-1 trading plans and under Rule 10b-18 of the Securities Exchange Act of 1934. The repurchase program has no time limit and may be suspended for periods or discontinued at any time. The number of shares to be purchased and the timing of purchases will be based on the level of the Company’s cash balances, general business and market conditions, and other factors, including legal requirements, debt covenant restrictions, and alternative investment opportunities.

“The Board’s authorization of a share repurchase program reflects our confidence in the health and long-term outlook of the Company,” Jim Atchison added. “With a strong balance sheet and cash flows, we believe we can take advantage of volatile market conditions to buy back our shares while maintaining the flexibility to make strategic investments in our future.”

Other

In July, nine of the Company’s eleven theme parks were recognized by TripAdvisor, the world’s largest travel website, in their 2014 Travelers’ Choice awards, based on millions of independent reviews and opinions from TripAdvisor travelers. Leading the way is Discovery Cove, the Company’s all-inclusive, reservations-only day resort, which was named the number one amusement park in the world for the second consecutive year. In addition to Discovery Cove, the Company’s three SeaWorld-branded parks and its two Busch Gardens-branded parks were ranked among the top-25 amusement parks in the U.S., while three of its water parks were among the top-25 water parks in the U.S.

Guidance

The following guidance is based on current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” caption below and the Company undertakes no obligation to update its guidance. For the full year of 2014, the Company now expects full year 2014 revenue and Adjusted EBITDA to be down in the range of 6-7% and 14-16%, respectively, compared to the prior year. This guidance assumes full year revenue trends similar to the first half of the year and improving Adjusted EBITDA trends in the second half of the year due to a partial year benefit of the cost reduction initiatives described earlier in the release.

Conference Call

The Company will hold a conference call today, Wednesday, August 13 at 9 a.m. Eastern Time to discuss its second quarter 2014 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time August 13, 2014 via the “Investor Relations” section of seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on August 13, 2014 through 11:59 p.m. Eastern Time on August 20, 2014 by dialing 1-877-870-5176 from anywhere in the U.S. or 1-858-384-5517 from international locations, conference code 13585044.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of liquidity or performance prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow, Adjusted Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the indenture governing the Company’s senior notes and the credit agreement governing the Company’s senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. Management presents Adjusted EBITDA because it believes that it provides additional information to investors about the calculation of and compliance with these financial covenants. Management also uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures to evaluate a company’s ability to meet its debt service requirement, to estimate the value of a company and to make informed investment decisions.

Adjusted Net Income (Loss) is defined as net income (loss) before the after-tax impact of the termination of advisory agreement, the secondary offering costs and the loss on early extinguishment of debt and write-off of discounts and deferred financing costs, if any. Adjusted Net Income (Loss) per Diluted Share is calculated by dividing Adjusted Net Income (Loss) for the period by the diluted shares outstanding. Management presents Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.

Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures. Adjusted Free Cash Flow is defined as Free Cash Flow further adjusted by the one-time cash payment of the 2009 Advisory Agreement termination fee. Management presents Free Cash Flow or Adjusted Free Cash Flow because it believes it provides supplemental information to assist investors in analyzing the Company’s ability to generate liquidity from its operating activities. Free Cash Flow or Adjusted Free Cash Flow have limitations due to the fact that they do not represent the residual cash flow available for discretionary expenditures as they do not take into consideration certain other non-discretionary cash requirements, such as mandatory principal payments on the Company’s long-term debt.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld, Shamu and Busch Gardens. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind collection of approximately 86,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests. In addition to its theme parks, the Company has recently begun to leverage its brands into media, entertainment and consumer products.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The Company generally uses the words “may”, “will”, “could”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, and similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond management’s control adversely affecting discretionary spending and attendance at the Company’s theme parks; inability to protect intellectual property or the infringement on intellectual property rights of others; incidents or adverse publicity concerning the Company’s theme parks; outbreak of infectious disease affecting the Company’s animals; change in federal and state regulations governing the treatment of animals; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com).

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

Investors@SeaWorld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@SeaWorld.com

SOURCE SeaWorld Entertainment, Inc.

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended				For the Six Months Ended
	June 30,		Change		June 30,		Change
	2014	2013	$	%	2014	2013	$	%
Net revenues:
Admissions	249,263	255,001	$(5,738)	(2%)	$386,649	$407,427	$(20,778)	(5%)
Food, merchandise and other	155,888	156,291	(403)	(0%)	230,792	242,475	(11,683)	(5%)

Total revenues	405,151	411,292	(6,141)	(1%)	617,441	649,902	(32,461)	(5%)

Costs and expenses:
Cost of food, merchandise and other revenues	33,651	32,974	677	2%	50,411	52,802	(2,391)	(5%)
Operating expenses	189,190	194,674	(5,484)	(3%)	357,102	367,934	(10,832)	(3%)
Selling, general and administrative	58,564	62,168	(3,604)	(6%)	103,640	102,155	1,485	1%
Termination of advisory agreement	—	50,072	(50,072)	NM	—	50,072	(50,072)	NM
Secondary offering costs	73	—	73	ND	747	—	747	ND
Depreciation and amortization	43,086	40,424	2,662	7%	84,362	81,832	2,530	3%

Total costs and expenses	324,564	380,312	(55,748)	(15%)	596,262	654,795	(58,533)	(9%)

Operating income (loss)	80,587	30,980	49,607	160%	21,179	(4,893)	26,072	533%
Other income, net	(45)	(107)	62	58%	(28)	(180)	152	84%
Interest expense	20,638	22,926	(2,288)	(10%)	40,684	51,532	(10,848)	(21%)
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs	—	32,429	(32,429)	NM	—	32,429	(32,429)	NM

Income (loss) before income taxes	59,994	(24,268)	84,262	347%	(19,477)	(88,674)	69,197	78%
Provision for (benefit from) income taxes	22,658	(8,414)	31,072	369%	(7,382)	(32,460)	25,078	77%

Net income (loss)	$37,336	$(15,854)	$53,190	335%	$(12,095)	$(56,214)	$44,119	78%

Earnings (loss) per share:
Net income (loss) per share, basic	$0.43	$(0.18)			$(0.14)	$(0.66)

Net income (loss) per share, diluted	$0.43	$(0.18)			$(0.14)	$(0.66)

Weighted average common shares outstanding:
Basic	86,877	88,222			87,642	85,510

Diluted	87,189	88,222			87,642	85,510

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended				For the Six Months Ended
	June 30,		Change		June 30,		Change
	2014	2013	$	%	2014	2013	$	%
Net income (loss)	$37,336	$(15,854)	$53,190	335%	$(12,095)	$(56,214)	$44,119	78%
Provision for (benefit from) income taxes	22,658	(8,414)	31,072	369%	(7,382)	(32,460)	25,078	77%
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs (a)	—	32,429	(32,429)	NM	—	32,429	(32,429)	NM
Interest expense	20,638	22,926	(2,288)	(10%)	40,684	51,532	(10,848)	(21%)
Depreciation and amortization	43,086	40,424	2,662	7%	84,362	81,832	2,530	3%
Secondary offering costs (b)	73	—	73	ND	747	—	747	ND
Termination of advisory agreement (c)	—	50,072	(50,072)	NM	—	50,072	(50,072)	NM
Advisory fees (d)	—	1,874	(1,874)	NM	—	2,799	(2,799)	NM
Equity-based compensation expense (e)	573	1,902	(1,329)	(70%)	1,335	2,222	(887)	(40%)
Debt refinancing costs (f)	—	781	(781)	NM	—	781	(781)	NM
Other adjusting items (g)	1,522	732	790	108%	2,278	843	1,435	170%
Other non-cash expenses (h)	185	88	97	110%	1,093	4,235	(3,142)	(74%)

Adjusted EBITDA	$126,071	$126,960	$(889)	(1%)	$111,022	$138,071	$(27,049)	(20%)

Net income (loss)	$37,336	$(15,854)	$53,190	335%	$(12,095)	$(56,214)	$44,119	78%
Termination of advisory agreement (c)	—	50,072	(50,072)	NM	—	50,072	(50,072)	NM
Secondary offering costs (b)	73	—	73	ND	747	—	747	ND
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs (a)	—	32,429	(32,429)	NM	—	32,429	(32,429)	NM
Income taxes of certain non-GAAP adjustments	26	(30,104)	30,130	NM	(336)	(29,020)	28,684	NM

Adjusted Net Income (Loss)	$37,435	$36,543	$892	2%	$(11,684)	$(2,733)	$(8,951)	(328%)

Net income (loss) per share, diluted	$0.43	$(0.18)	$0.61		(0.14)	$(0.66)	$0.52
Termination of advisory agreement (c)	—	0.56	(0.56)		—	0.59	(0.59)
Secondary offering costs (b)	0.00	—	0.00		0.01	—	0.01
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs (a)	—	0.37	(0.37)		—	0.38	(0.38)
Income taxes of certain non-GAAP adjustments	0.00	(0.34)	0.34		(0.00)	(0.34)	0.34

Adjusted Net Income (Loss) per share, diluted	$0.43	$0.41	$0.02		$(0.13)	$(0.03)	$(0.10)

Weighted average shares common outstanding, diluted	87,189	88,844			87,642	85,510

Net cash provided by operating activities	$120,498	$73,557	$46,941	64%	$133,509	$97,731	$35,778	37%
Capital expenditures	47,020	55,706	(8,686)	(16%)	93,847	88,025	5,822	7%

Free Cash Flow	$73,478	$17,851	55,627	312%	$39,662	$9,706	29,956	309%
Advisory termination fee cash payment	—	46,300	(46,300)	NM	—	46,300	(46,300)	NM

Adjusted Free Cash Flow	$73,478	$64,151	$9,327	15%	$39,662	$56,006	$(16,344)	(29%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of June 30, 2014	As of December 31, 2013
Cash and cash equivalents	$63,006	$116,841

Total assets	$2,525,457	$2,582,273

Long-term debt, including current maturities:
Term B-2 Loans	$1,390,950	$1,397,975
Senior Notes	260,000	260,000

Total long-term debt, including current maturities	$1,650,950	$1,657,975

Total stockholders’ equity	$555,400	$654,132

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

	For the Three Months Ended				For the Six Months Ended
	June 30,		Change		June 30,		Change
	2014	2013	$	%	2014	2013	$	%
Attendance (in thousands)	6,584	6,563	21	0.3%	9,629	10,062	(433)	(4.3%)
Total revenue per capita (i)	$61.54	$62.67	($1.13)	(1.8%)	$64.12	$64.59	($0.47)	(0.7%)

NM-Not meaningful

ND-Not determinable

(a)	Reflects a $15.4 million premium paid for the early redemption of $140.0 million of the Company’s Senior Notes using net proceeds from the Company’s initial public offering in April 2013, along with a write-off of approximately $5.5 million in related discounts and deferred financing costs and a write-off of approximately $11.5 million of certain capitalized debt issuance costs in connection with Amendment No. 5 to the Company’s Senior Secured Credit Facilities.

(b)	Reflects fees and expenses incurred by the Company in connection with the secondary offering of common stock in April 2014. Pursuant to the Registration Rights Agreement, the Company paid all expenses related to the offering, other than underwriting discounts and commissions. No shares were sold by the Company in the secondary offering and the selling stockholders received all of the net proceeds from the offering.

(c)	Reflects a one-time fee of $46.3 million paid by the Company to an affiliate of Blackstone in connection with the termination of the 2009 Advisory Agreement, and a related write-off of prepaid advisory fees of $3.8 million.

(d)	Reflects historical fees paid to an affiliate of Blackstone under the 2009 Advisory Agreement.

(e)	Reflects non-cash compensation expense associated with the grants of equity compensation.

(f)	Reflects costs which were expensed related to the amendments to the Company’s Senior Secured Credit Facilities.

(g)	Reflects certain non-recurring product and intellectual property development costs incurred in the three and six months ended June 30, 2014. These product and intellectual property development costs were not material in the prior periods and were approximately $0.8 million in the first quarter of 2014. For the three and six months ended June 30, 2013, other adjusting items reflects costs related to the Company’s acquisition of the Knott’s Soak City Chula Vista water park and pre-opening costs related to Aquatica San Diego.

(h)	Reflects non-cash expenses related to miscellaneous asset write-offs which were expensed.

(i)	Calculated as total revenues divided by attendance.